Exhibit 23.5

Consent of Independent Auditors

We consent to the use in this Registration Statement on Form S-3 of our report dated May 13, 2013 relating to the statement of revenues and certain operating expenses of West Coast Office Park (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose and basis of presentation of the statement) incorporated by reference from Blackstone Mortgage Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2013, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

July 26, 2013